DR PEPPER SNAPPLE GROUP, INC.
FIRST AMENDMENT TO
OMNIBUS STOCK INCENTIVE PLAN OF 2009

The amendment set forth in this First Amendment to Omnibus Stock Incentive Plan of 2009 (the “Amendment”) was approved by the Board of Directors (the “Board”) and the Compensation Committee of the Board (the “Committee”) of Dr Pepper Snapple Group, Inc. (the “Company”) on September 18, 2013.

A.	The stockholders of the Company approved the Omnibus Stock Incentive Plan of 2009 (the “Omnibus Plan”) on May 19, 2009.

B.
Under the Omnibus Plan the Committee has the power to “correct any defect or supply any omission or reconcile any inconsistency” in the Omnibus Plan to further Omnibus Plan purposes, and provides the Board and the Committee with the authority to amend and modify the Omnibus Plan for any purpose permitted by law (unless it would materially adversely affect the right of a participant for previously granted awards and subject to stockholder approval when required).

C.
The Omnibus Plan provides that stock awards may be granted to both employees and nonemployee directors, but only contemplates that stock awards may be granted in lieu of salary or bonus, and does not expressly contemplate granting stock awards in lieu of cash compensation paid to, and for service as, a nonemployee director.

D.
The Board and the Committee concluded that the Omnibus Plan should be consistent to allow both employees and nonemployee directors to receive stock awards in lieu of salary, bonus or cash compensation paid to, and for service as, a nonemployee director.

E.
Stockholder approval is not required for the amendment to the Omnibus Plan, since the New York Stock Exchange Listing Standards specifically exclude from the stockholder approval requirement any compensation plan in which the directors have the choice to purchase shares at fair market value (in lieu of accepting cash regardless of whether the stock is delivered currently or after a deferral period).

1.Omnibus Plan Amendment. The last part of sub-point (ii) of the second sentence of Section 8.(a)(iii) of the Omnibus Plan provides as follows:

(ii) … “apply to a Stock Award that is granted in lieu of salary or bonus;”
and is hereby amended in its entirety to read as follows:
(ii) … “apply to a Stock Award that is granted in lieu of salary or bonus paid to an employee or cash compensation paid to, and for service as, a Nonemployee Director.”

2.Continuation. Except as specifically amended hereby, the Omnibus Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of the date adopted by the Board and Committee.

DR PEPPER SNAPPLE GROUP, INC.

By:	/s/ James L. Baldwin
James L. Baldwin
	Title:	Executive Vice President, General Counsel and Corporate Secretary

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